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                                                                     Exhibit 5.1

                                                        December 2, 2004


Rogers Wireless Inc.
One Mount Pleasant Road, 16th Floor
Toronto, Ontario
M4Y 2Y5

Dear Sirs/Mesdames:

                  We are acting as Canadian counsel to Rogers Wireless Inc. (the "Company"), a corporation incorporated under the laws of Canada, in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement on Form F-4, of even date herewith, under the Securities Act of 1933, as amended, relating to the proposed issuance of up to Cdn$460,000,000 7.625% Senior (Secured) Notes Due 2011, US$550,000,000 Floating
Rate Senior (Secured) Notes Due 2010, US$470,000,000 7.25% Senior (Secured) Notes Due 2012, US$550,000,000 7.50% Senior (Secured) Notes Due 2015 and US$400,000,000 8.00% Senior Subordinated Notes Due 2012 (collectively, the "New Notes") to be exchanged for like amounts of the Company's existing 7.625% Senior (Secured) Notes Due 2011, Floating Rate Senior (Secured) Notes Due 2010, 7.25% Senior (Secured) Notes Due 2012, 7.50% Senior (Secured) Notes Due 2015 and 8.00% Senior Subordinated Notes Due 2012, respectively. Each series of New Notes is to be issued under an indenture, dated as of November 30, 2004, relating to such series of New Notes (collectively, the "Indentures"), between the Company and JPMorgan Chase Bank, N.A., as trustee.

                  We are familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the New Notes. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

                  The opinions hereinafter expressed are limited to the federal laws of Canada and the laws of the province of Ontario.

                  Based on the foregoing, we are of the opinion that:

         (i) all necessary corporate action has been taken by the Company to authorize the execution and delivery of the Indentures; and

         (ii) all necessary corporate action has been taken by the Company to authorize the issuance, execution and delivery of the New Notes.
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                                      -2-

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name under the captions (i) "Description of New Senior Notes --Enforceability of Judgments", (ii) "Description of New Senior Subordinated Notes --Enforceability of Judgments",
(iii) "Income Tax Consequences -- Canadian Federal Income Tax Consequences" and
(iv) "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                                     Yours very truly,

                                                     /s/ TORYS LLP

PSWW/JEE